Exhibit 99.2

BioMarin Announces Offering of $450 Million of 0.599% Senior Subordinated Convertible Notes Due 2024

SAN RAFAEL, Calif., Aug. 7, 2017 /PRNewswire/ — BioMarin Pharmaceutical Inc. (NASDAQ: BMRN), announced today an underwritten offering of $450 million aggregate principal amount of 0.599% senior subordinated convertible notes due 2024 (the Notes). BioMarin has also granted the underwriters a 13-day option to purchase up to an additional $45 million aggregate principal amount of Notes. BioMarin intends to use a majority of the net proceeds from the offering to repay, repurchase or settle in cash some or all of BioMarin’s 0.75% senior subordinated convertible notes due in October 2018, although it does not intend to affect any such repayment or repurchase concurrently with the offering. BioMarin intends to use the remaining net proceeds from this offering for general corporate purposes, including clinical trials of its product candidates and the expansion of its manufacturing capacity, particularly with respect to the manufacturing capability for its gene therapy program. The initial conversion rate for the Notes will be 8.0212 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $124.67 per share of common stock, which is approximately a 40% premium over today’s closing stock price of $89.05). The aggregate number of shares issuable upon conversion of these Notes at the initial conversion rate would be 3,609,540 shares (or 3,970,494 shares, if the underwriters exercise their option to purchase additional Notes in full). The Notes will be convertible into shares of BioMarin’s common stock plus, if applicable, cash in lieu of any fractional share.

BofA Merrill Lynch is acting as book-running manager for this offering. Goldman Sachs & Co. LLC and J.P. Morgan are acting as joint book-runners.

The offering of the Notes has been registered under the Securities Act of 1933, as amended. For additional information relating to the offering, BioMarin refers you to its Registration Statement on Form S-3, which BioMarin filed with the Securities and Exchange Commission (the SEC) on August 8, 2016 and which became immediately effective on the same date. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@baml.com; or from Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526, facsimile: 212-902-9316, e-mail: prospectus-ny@ny.email.gs.com; or from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus- eq_fi@jpmchase.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, and will not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The offering of these securities will be made only by means of the prospectus supplement and the accompanying prospectus.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. BioMarin’s product portfolio consists of six approved products and multiple clinical and pre-clinical product candidates.

Forward-Looking Statement

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the terms of the offering and the notes, the current market demand for these types of securities and the securities of BioMarin and statements regarding BioMarin’s intentions regarding the use of proceeds from the offering. These forward-looking statements are based on the current expectations of the management of BioMarin as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results of BioMarin to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, market risks. These and other risks are discussed in BioMarin’s filings with the SEC, including, without limitation, BioMarin’s Quarterly Report on Form 10-Q, filed with the SEC on August 2, 2017, and periodic reports on Form 8-K, as well as the risks identified in the registration statement and the preliminary prospectus supplement relating to the offering. Given these uncertainties, you should not place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts: Investors	Media

Traci McCarty BioMarin Pharmaceutical Inc.	Debra Charlesworth BioMarin Pharmaceutical Inc.

(415) 455-7558	(415) 455-7451